Exhibit 99.1

News Release CONTACT: Frank Cesario PHONE: 847-391-9492

INTERNET: iscoir@iscointl.com

ISCO International Announces Financing and Litigation Settlement

Mt. Prospect, IL (February 24, 2004) – ISCO International, Inc. (AMEX: ISO), a leading supplier of interference-control solutions for the wireless telecommunications industry, announces two significant and positive developments.

First, the Company has simultaneously received $2 million from its existing investors and extended the due dates of its existing notes.

Second, the Company has settled the litigation with its former CEO, Edward Laves.

Amr Abdelmonem, CEO, said, “These two developments are very important milestones in ISCO’s history. We have increased financial strength and flexibility. Further, we settled a longstanding dispute that distracted management from our business plan. We are very pleased to make these announcements. This is good news for our shareholders.”

ISCO amended its existing credit line facility with entities affiliated with its two largest shareholders. Pursuant to the October 2002 facility, as supplemented in 2003, $4 million would have been due March 31, 2004 and $1 million borrowed of the $2 million supplement would have been due October 31, 2004, both with accrued interest. Under the terms of this amendment, the due date of both notes will be extended to April 2005. Under the terms of this amendment, interest on the original $4 million is increased to 14% as of April 1, 2004, to match the interest rate charged on the $2 million supplement. No warrants will be issued in connection this extension or the potential borrowing of the remaining $1 million on the line, which remains at the discretion of the lenders. ISCO has the right to repay the notes in advance of their April 2005 maturity date at its discretion.

Pursuant to the October 2002 facility, ISCO’s lenders acquired warrants to purchase 10 million shares of the Company’s common stock at an aggregate price of $2 million. The lenders have exercised all of their warrants resulting in an infusion of $2 million into the Company.

The Company also announced the final settlement of a suit filed by its former CEO (the Laves litigation), which was scheduled to go to trial in March 2004. Mr. Laves will receive $700,000, half of which will be paid by ISCO and the balance paid by ISCO’s insurance carrier. ISCO accrued for its portion of the settlement in its 2003 financial statements.

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain “forward-looking statements” that reflect the Company’s current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: the Company’s ability to obtain current financing to sustain operations, market acceptance of the Company’s technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company’s ability to obtain additional financing in the future; the Company’s history of net losses and the lack of assurance that the Company’s earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company’s ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company’s products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company’s ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, as amended. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

Web site: http://www.iscointl.com